EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 16, 2004 by and among Laureate Education, Inc., a Maryland corporation (the “Acquiror”), Laureate Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Acquiror (the “Merger Subsidiary”) and Walden e-Learning, Inc., a Delaware corporation (the “Company”).

RECITALS

     The Acquiror, the Merger Subsidiary and the Company believe it is in the best interests of their respective companies and the stockholders of their respective companies that the Company and the Merger Subsidiary combine into a single company through the statutory merger of the Company with and into the Merger Subsidiary (the “Merger”), with the Merger Subsidiary surviving the Merger.

     Pursuant to the Merger, among other things, each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than those held by the Acquiror, shall be converted into (i) shares of common stock, par value $0.01 per share, of the Acquiror (the “Acquiror Stock”) and (ii) Notes (as defined in Section 1.6(b) below) to be issued by the Acquiror representing in the aggregate, $19 million.

     For United States federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of section 368(a) of the United States Internal Revenue Code of 1986, as amended.

     The Acquiror, the Merger Subsidiary and the Company desire to make certain representations and warranties and other agreements in connection with the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

          1.1 The Merger. At the Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit A (the “Certificate of Merger”) and the applicable provisions of the Delaware General Corporation Law (“Delaware Law”), the Company shall be merged with and into the Merger Subsidiary, the separate corporate existence of the Company shall cease and the Merger Subsidiary shall continue as the surviving corporation. The Merger Subsidiary as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

          1.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Piper Rudnick LLP, 6225 Smith Avenue, Baltimore, Maryland 21209-3600, at 10:00 a.m. local time on the date hereof or as soon thereafter as practicable (said time and date of closing being herein called the “Closing Date”). On the Closing Date, the parties shall cause the Merger to be consummated by filing the Certificate of Merger with the Delaware Secretary of State in accordance with the relevant provisions of Delaware Law (the time and date of such filing being the “Effective Time” and the “Effective Date,” respectively).

          1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and the Merger Subsidiary shall vest in the Merger Subsidiary as the Surviving Corporation, and all debts, liabilities and duties of the Company and the Merger Subsidiary shall become the debts, liabilities and duties of the Merger Subsidiary as the Surviving Corporation.

          1.4 Charter; Bylaws. At the Effective Time, the Certificate of Incorporation of the Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation. The Bylaws of the Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended. In connection with the Merger, the Surviving Corporation shall change its name to “Walden e-Learning, Inc.”

          1.5 Directors and Officers. At the Effective Time, the directors of the Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation, to hold office until such time as such directors resign, are removed or their respective successors are duly elected or appointed and qualified. The officers of the Merger Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation, to hold office until such time as such officers resign, are removed or their respective successors are duly elected or appointed and qualified.

          1.6 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Acquiror or the Merger Subsidiary:

     (a) Cancellation of Company Common Stock Owned by Acquiror. Each share of Company Common Stock owned by the Acquiror issued and outstanding immediately prior to the Effective Time (the “Cancelled Shares”) shall automatically be cancelled and retired and shall cease to exist, and no Acquiror Stock, Notes or other consideration shall be delivered or deliverable in exchange therefor.

     (b) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares) shall be converted into and become the right to receive (i) 0.2551021 shares of Acquiror Stock and (ii) a note issued by the Acquiror in the amount set forth on Exhibit B hereto representing a pro rata portion of $19 million, based on the number of shares of Company

Common Stock owned by such stockholder of the Company immediately prior to the Effective Time, the form of such Note to be as set forth in Exhibit C hereto (each, a “Note”) ((i) and (ii) collectively being, the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, upon surrender of such certificate(s) in accordance with Section 1.7 of this Agreement.

     (c) Conversion of Merger Subsidiary Shares. Each share of common stock, par value $0.01 per share, of the Merger Subsidiary issued and outstanding immediately prior to the Effective Time (the “Converted Shares”), shall be converted into and shall become one duly authorized, validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Each certificate representing any Converted Shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

     (d) Fractional Shares. No fraction of a share of Acquiror Stock will be issued, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Acquiror Stock (after aggregating all fractional shares of Acquiror Stock to be received by such holder) shall receive from the Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction multiplied by (ii) the closing price per share of the Acquiror Stock as reported by the Nasdaq Stock Market on the trading day immediately preceding the Closing Date.

          1.7 Surrender and Exchange of Certificates.

     (a) Availability of Consideration. At the Effective Time, the Acquiror shall make available and pay in accordance with the terms hereof: (i) the Merger Consideration and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares.

     (b) Exchange Procedure. Each of the stockholders of the Company other than the Acquiror (collectively, the “Stockholders”) has delivered to the Acquiror on the Closing Date the original certificates or appropriate affidavits of loss therefor (the “Certificates”) representing all of his, her or its shares of Company Common Stock, and the Acquiror has (i) instructed (and shall not revoke such instruction to) its transfer agent to deliver promptly on the Closing Date to the holder of such Certificate, in exchange therefor, a certificate representing the number of whole shares of Acquiror Stock into which such Company Common Stock is converted, (ii) delivered to the holder of such Certificate, in exchange therefor, cash in immediately available funds to an account designated by such stockholder in lieu of fractional shares, and (iii) delivered to the holder of such Certificate, in exchange therefor, its pro rata portion of the Notes deliverable to the Stockholders.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Acquiror Stock with a record date after the Effective Date shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Stock represented thereby until the holder of record of such Certificate surrenders such Certificate.

Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Date which would have been previously payable (but for the provisions of this Section 1.7(c)) with respect to such shares of Acquiror Stock.

     (d) Transfers of Ownership. If any certificate for shares of Acquiror Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that (i) the Certificate so surrendered is properly endorsed and otherwise in proper form for transfer, (ii) the Person requesting such exchange will have paid to the Acquiror any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of the Acquiror that such tax has been paid or is not payable and (iii) the Person requesting such exchange will have provided to the Acquiror an opinion of counsel satisfactory to the Acquiror that such exchange complies with all applicable federal and state securities laws. For purposes of this Agreement, “Person” means any natural person, corporation, partnership, limited liability company, proprietorship, other business organization, trust, union, association or any governmental, regulatory or administrative body, agency, subdivision or authority, any court or judicial authority, or any public, private or industry regulatory authority, whether national, Federal, state, local, foreign or otherwise (a “Governmental Authority”).

     (e) No Liability. Notwithstanding anything to the contrary in this Section 1.7, no party hereto or any of their respective agents shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

          1.8 No Further Ownership Rights in Company Common Stock. All shares of Acquiror Stock issued in exchange for the surrender of Certificates for Company Common Stock held by the Stockholders on the Closing Date in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were held by the Stockholders immediately prior to the Closing. If, after the Closing, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.

          1.9 Exemption from Registration. The shares of Acquiror Stock to be issued in connection with the Merger will be issued in a transaction exempt from registration under (a) the Securities Act of 1933, as amended (the “Securities Act”), by reason of Rule 506 promulgated thereunder, and (b) applicable state securities laws.

          1.10 Private Placement of Shares; Registration Rights; Legends.

     (a) Private Placement of Shares. All of the shares of Acquiror Stock issued in exchange for the outstanding shares of Company Common Stock held by the Stockholders in connection with the Merger will be subject to the restrictions upon transfer of such shares as imposed on unregistered shares by the rules of the Securities and Exchange Commission. The Acquiror Stock issued in connection with the Merger will be “restricted securities” under the Securities Act and Rule 144 promulgated thereunder and may only be sold or otherwise transferred pursuant to an effective registration statement under the Securities Act and applicable state securities laws or pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

     (b) Registration Rights Agreement. From and after the Effective Time, the Stockholders shall have the rights and be subject to the limitations set forth in the Stockholders Exchange and Registration Rights Agreement attached hereto as Exhibit D (the “Registration Rights Agreement”).

     (c) Legends. Each certificate representing shares of Acquiror Stock issued in connection with the Merger shall bear a legend describing the restrictions described in Section 1.10(a) and Section 1.10(b).

          1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and the Merger Subsidiary, the officers and directors of the Company and the Merger Subsidiary are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

          1.12 Tax Treatment. For United States federal income tax purposes, the parties intend to have the Merger qualify as a reorganization under the provisions of section 368(a) of the United States Internal Revenue Code of 1986, as amended.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Acquiror that the following representations and warranties are, as of the date hereof, true and correct.

          2.1 Organization and Existence. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full corporate power and authority to own its properties and carry on its business as it is now being conducted.

          2.2 Execution and Effect of Agreement. The Company has the corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no other proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), and except as limited by the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution by a party with respect to a liability where such indemnification or contribution is contrary to public policy (the “Bankruptcy and Equity Exceptions”).

          2.3 No Violation. Neither the execution or delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or restriction of any Governmental Authority, or court to which the Company is a party or to which it is bound or subject, or the provisions of the Certificate of Incorporation or Bylaws of the Company.

          2.4 Consents. No consent, waiver, approval, permit, authorization of, declaration to or filing with any third party or Governmental Authority on the part of the Company is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the filing of the Certificate of Merger and any filings as may be required under applicable federal and state securities laws.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUBSIDIARY

     Each of the Acquiror and the Merger Subsidiary hereby jointly and severally represents and warrants to Company that the following representations and warranties are, as of the date hereof, true and correct.

          3.1 Organization and Existence. The Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Acquiror has full corporate power and authority to own its properties and carry on its business as it is now being conducted. The Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a direct wholly-owned subsidiary of the Acquiror.

          3.2 Execution and Effect of Agreement. Each of the Acquiror and the Merger Subsidiary has the corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of the Acquiror and the Merger Subsidiary and the consummation by each of the Acquiror and the Merger Subsidiary of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Acquiror and the Merger Subsidiary, and no other proceeding on the part of the Acquiror or the Merger Subsidiary is necessary to authorize the execution, delivery and performance of this

Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Acquiror and the Merger Subsidiary and constitutes the legal, valid and binding obligation of each of the Acquiror and the Merger Subsidiary, enforceable against it in accordance its terms, except as limited by the Bankruptcy and Equity Exceptions.

          3.3 No Violation. Neither the execution or delivery of this Agreement by the Acquiror or the Merger Subsidiary nor the consummation of the transactions contemplated hereby will violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or restriction of any Governmental Authority, or court to which the Acquiror or the Merger Subsidiary is a party or to which either of them is bound or subject, or the provisions of (a) the Articles of Incorporation or Bylaws of the Acquiror or (b) the Certificate of Incorporation or Bylaws of the Merger Subsidiary.

          3.4 Consents. No consent, waiver, approval, permit, authorization of, declaration to or filing with any third party or Governmental Authority on the part of the Acquiror or the Merger Subsidiary is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the filing of the Certificate of Merger and any filings as may be required under applicable federal and state securities laws.

ARTICLE IV

SURVIVAL

          4.1 Survival. The representations, warranties, covenants and agreements made by the parties in this Agreement shall survive the Closing and shall continue in full force and effect without limitation after the Closing.

ARTICLE V

GENERAL PROVISIONS

          5.1 Cooperation. The Company and the Acquiror shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out the transactions contemplated by this Agreement.

          5.2 Expenses. Whether or not the transactions contemplated hereby are consummated, the Acquiror shall pay all of its, the Company’s and the Merger Subsidiary’s legal, accounting and other out-of-pocket expenses incident to the transactions contemplated hereby.

          5.3 Amendments and Waivers. Any term of this Agreement may be amended, supplemented or modified, only with the written consent of each of the parties hereto, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the party against whom the waiver is sought to be enforced. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

          5.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement and all rights and obligations hereunder may not be assigned or transferred without the prior written consent of the other parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

          5.5 Third Party Beneficiaries. The rights created by this Agreement are only for the benefit of the parties hereto, and no Person (other than parties to this Agreement or their respective successors or permitted assigns) shall have or be construed to have any legal or equity right, remedy or claim under or in respect of or by virtue of this Agreement or any provision herein contained; provided, however, that the provisions of Sections 1.6, 1.7, 1.9 and 1.10 are intended for the benefit of the Stockholders, and their respective legal representatives, successors and assigns, and each may be enforced by such Persons.

          5.6 Choice of Law. This Agreement shall be governed by and construed under and the rights of the parties determined in accordance with the laws of the State of Delaware (without reference to the choice of law provisions of the State of Delaware) except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

          5.7 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earlier of (a) personal delivery to the party to be notified, (b) receipt after deposit with the United States Post Office, by registered or certified mail, postage prepaid return receipt requested, (c) the next business day after dispatch via nationally recognized overnight courier or (d) confirmation of transmission by facsimile (provided such transmission is also contemporaneously sent via one of the methods specified in clauses (a), (b) or (c)), all addressed to the party to be notified at the address indicated for such party below, or at such other address as such party may designate by ten (10) business days’ advance written notice to the other parties. Notices should be provided in accordance with this Section at the following addresses:

If to the Acquiror or the	With a copy to (which shall not constitute notice):
Company, to:

Laureate Education, Inc.	Piper Rudnick LLP
1001 Fleet Street	6225 Smith Avenue
Baltimore, Maryland 21202	Baltimore, Maryland 21209
Fax: 410-843-8544	Fax: 410-580-3001
Attn: Robert W. Zentz, Esq.	Attn: Richard C. Tilghman, Jr., Esq.

          5.8 Severability. If one or more provisions of this Agreement shall be held invalid, illegal or unenforceable, such provision shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement. In either case, the balance of this Agreement shall be interpreted as if such provision were so modified or excluded, as the case may be, and shall be enforceable in accordance with its terms.

          5.9 Entire Agreement. This Agreement, together with the exhibits and schedules hereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.

          5.10 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any provision of this Agreement.

          5.11 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          5.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, the Acquiror, the Merger Subsidiary and the Company have caused this Agreement to be executed and delivered, all as of the date first written above.

LAUREATE EDUCATION, INC.

By:	/s/ Robert W. Zentz

Name: Robert W. Zentz
Title: Senior VP, General Counsel and Secretary

LAUREATE ACQUISITION CORPORATION

By:	/s/ Robert W. Zentz

Name: Robert W. Zentz
Title: Vice President and Secretary

WALDEN E-LEARNING, INC.

By:	/s/ Robert W. Zentz

Name: Robert W. Zentz
Title: Secretary and Treasurer